PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE of NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B

Supplement dated December 28, 2011
To
Prospectuses dated May 1, 2011

This supplement should be read and retained with the prospectus for your Annuity.  This supplement is intended to update certain information in the Prospectus for the variable annuity you own, and is not intended to be a prospectus or offer for any other variable annuity listed here that you do not own.  If you would like another copy of the current prospectus, please call us at 1-888-PRU-2888.

We are issuing this supplement to reflect an addition of a new Advanced Series Trust Portfolio.

In addition, we announce that the following Portfolio will be added as a Sub-account to your Annuity effective on or about January 3, 2012; however please note that you may not allocate Purchase Payments to or make transfers to or from this Sub-account, and that this Sub-account is available only with certain optional living benefits.  To reflect this new Portfolio, we make the following disclosure changes:

•	We add the name of the AST Bond Portfolio 2023 to the inside front cover of the prospectus.

•	In the section entitled, “Summary of Contract Fees and Charges” we set forth the following fees of the AST Bond Portfolio 2023 in the table of Underlying Mutual Fund Portfolio Annual Expenses:

UNDERLYING PORTFOLIO	Management Fees	Other Expenses*	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses
AST Bond Portfolio 2023	0.64%	0.34%	0.00%	0.00%	0.00%	0.00%	0.98%

*The Portfolio will commence operations on or about January 3, 2012. Estimate based in part on assumed average daily net assets of $50 million for the Portfolio for the fiscal year ending December 31, 2012.

•	In the section entitled “Investment Options” we add the following summary description of the AST Bond Portfolio 2023 to the Investment Objectives/Policies table as follows:

STYLE/TYPE	INVESTMENT OBJECTIVES/POLICIES	PORTFOLIO ADVISOR/SUB-ADVISOR
ADVANCED SERIES TRUST
FIXED INCOME
AST Bond Portfolio 2023:  seeks the highest total return for a specified period of time, consistent with the preservation of capital and liquidity needs.  Total return is comprised of current income and capital appreciation.  The Portfolio is designed to meet the parameters established to support certain living benefits on the Variable Annuity Product that mature on December 31, 2023.  Please note that you may not allocate purchase payments to or transfer Account Value to this Portfolio, and that this Portfolio is available only with certain living benefits.
Prudential Investment Management Inc.